                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)*


                              QUEST SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  74834 T 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

-----------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

----------------------                                         -----------------
CUSIP NO. 74834 T 10 3                13G                      PAGE 2 OF 4 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           David M. Doyle
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (See Instructions)                                          (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

                                        7,250,657
                                 -----------------------------------------------
         NUMBER OF               6      SHARED VOTING POWER
           SHARES
        BENEFICIALLY                    0
          OWNED BY               -----------------------------------------------
            EACH                 7      SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH                     7,250,657
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,250,657
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES (See Instructions)

           Not Applicable.
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.64%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 2 of 4 pages

----------------------                                         -----------------
CUSIP NO. 74834 T 10 3                  13G                    Page 3 of 4 pages
----------------------                                         -----------------

ITEM 1(a) NAME OF ISSUER:

          Quest Software, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          8001 Irvine Center Drive
          Irvine, CA  92618

ITEM 2(a) NAME OF PERSON FILING:

          David M. Doyle

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

          8001 Irvine Center Drive
          Irvine, CA  92618

ITEM 2(c) CITIZENSHIP

          United States

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, no par value

ITEM 2(e) CUSIP NUMBER:

          74839 T 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP.

          (a) Amount Beneficially Owned: 7,250,657 Shares

          (b) Percent of Class: 18.64%

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 7,250,657

              (ii)  shared power to vote or to direct the vote: 0

              (iii) sole power to dispose or to direct the
                    disposition of: 7,250,657

              (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable


                               Page 3 of 4 pages

----------------------                                         -----------------
CUSIP NO. 74834 T 10 3                 13G                     Page 4 of 4 pages
----------------------                                         -----------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

          Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 14, 2000
                                             -----------------------------------
                                                           Date:


                                                    /s/ David M. Doyle
                                             -----------------------------------
                                                         (Signature)

                                             Name:  David M. Doyle
                                             Title: President and Secretary



                               Page 4 of 4 pages